EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is entered into this July _, 2015 by and between Dana Holding Corporation, a Delaware corporation, with its principal executive office at 3939 Technology Drive, Maumee, Ohio (the “Company”), and James K. Kamsickas, an individual (“Executive”), effective August 11, 2015 (the “Effective Date”).
RECITALS

A.	The Company desires to employ Executive as President and Chief Executive Officer of the Company.

B.	The Company and Executive desire to enter into this Agreement as to the terms of Executive's employment by the Company to be effective as of August 11, 2015.
Therefore, in consideration of the promises and respective covenants and agreements of the parties herein contained, and intending to be legally bound, the parties hereto agree as follows:

1.
Employment. The Company and Executive hereby agree that as of the Effective Date Executive shall be employed by the Company on the terms set forth in this Agreement (as agreed between the parties – see attached Term Sheet – Appendix A).

2.
Term. The employment of Executive by the Company under the terms of this Agreement shall commence on the Effective Date and shall continue in effect for an initial three (3) year period. Upon the third anniversary of the Effective Date, and on each successive anniversary, the period shall be automatically extended by one (1) year (so that on every anniversary of the Effective Date thereafter the remaining term shall be for one (1) year), unless either party gives notice to the other party at least ninety (90) days prior to the applicable anniversary of the Effective Date that the employment period shall expire upon such anniversary without extension (the initial and each successive employment period being the “Term”), up to the age of sixty-five at which time the Term shall expire and Executive shall be entitled to retirement benefits. Notwithstanding the right of the Company to notify Executive of a non-renewal of the Term, if the Company does not extend the Term and terminates Executive, Executive shall be entitled to compensation as set forth in the applicable sub-section of Section 6 of this Agreement. Executive's employment after expiration of the Term shall be at-will and not governed by this Agreement (other than by provisions that by their terms survive such expiration).

3.
Position and Duties. Executive shall serve as President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (“Board”), and shall have such responsibilities and authority commensurate with such position as may from time to time be assigned to Executive by the Board. Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. However, Executive may devote reasonable time to supervision of his personal investments and professional, charitable, educational, religious and other similar activities, and speaking engagements, provided such activities are not competitive with the Company and do not interfere with Executive's discharge of his duties to the Company. Executive may serve on the board of directors of any company or organization with the Board's prior written consent.

4.	Directorship Agreement. As soon as reasonably possible after the Effective Date, Executive shall be appointed as a member of the Board. While serving as a Director, the

Board shall re-nominate Executive from term to term while acting as President and Chief Executive Officer. Upon Executive's ceasing to be President and Chief Executive Officer, Executive shall immediately resign as a Director.

5.	Compensation and Related Matters. During the Term, Executive shall be entitled to the following amounts and benefits:

5.1
Salary. The Company shall pay to Executive a salary of $1,100,000.00 per year (the “Base Salary”), which rate may be increased (but not decreased, except for across-the-board decreases applicable with like proportionate effect to other senior executives of the Company) from time to time in accordance with normal business practices of the Company, at the discretion of the Board. The Base Salary shall be payable by the Company in accordance with the normal payroll practices of the Company then in effect. Any increase or decrease in the Base Salary amount shall thereafter be Executive's “Base Salary” for all purposes hereunder.

5.2
Bonus. Executive shall be eligible for an annual bonus with a target amount equal to 110% of Executive's Base Salary pursuant to the Company's 2012 Omnibus Incentive Plan, or any successor thereto (“Plan”). Executive's actual bonus amount shall be based on the achievement of performance measures set by the Board of Directors. Executive shall also be subject to an individual incentive program providing an adjustment to the annual bonus of anywhere from plus 30% to minus 30% based on individual performance as determined by the Board of Directors. The Executive shall participate in the 2015 bonus program under the Plan on a basis commensurate with other senior executives of the Company, provided that any bonus actually earned shall be paid on a pro-rated basis in respect of the period during 2015 beginning on the Effective Date.

5.3
Annual Long Term Incentive Program. Executive shall be eligible for annual awards pursuant to the Company's long term incentive program under the Plan, with a target equal to 425% of base salary, commencing with the 2015 fiscal year. The Executive shall participate in the 2015-2017 Long Term Incentive Program under the Plan on a basis commensurate with other senior executives of the Company, provided that any incentive actually earned shall be paid on a pro-rated basis in respect of the period during the 2015-2017 performance cycle beginning on the Effective Date.

5.4	Inducement Awards.
5.4.1. Cash Award. As a further inducement, the Executive shall receive a cash award in the amount of $1,000,000 (“Cash Award”), payable in two equal installments of $500,000. The first installment shall be paid on or as soon as practicable following the Effective Date. The second installment shall be paid on or as soon as practicable following the first anniversary of the Effective Date, provided that Executive remains continuously employed by the Company until such first anniversary. Any portion of the Cash Award that has not yet been paid shall vest and become immediately payable upon the first to occur of (i) an involuntary termination of Executive’s employment by the Company without Cause (and not due to Disability) or Executive’s voluntary termination for Good Reason or (ii) a Change in Control of the Company.
5.4.2. Stock Award. As a further inducement, the Executive shall receive awards of Company common stock with an aggregate value of $5,000,000 in three installments, in each case based on the per-share closing trading price of

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Company common stock on the date of grant (or if there is no trading on such date, on the most recent trading day), provided that Executive remains continuously employed by the Company through each respective grant date: $1,500,000 which shall immediately vest as of the first anniversary of the Effective Date; $1,750,000 which shall immediately vest as of the second anniversary of the Effective Date; and $1,750,000 which shall immediately vest as of the third anniversary of the Effective Date.

5.5
Relocation. The Executive will be eligible for the Company's standard relocation program in the event relocation is required in the first 12 months of employment, or subsequently due to a work location change.

5.6
Vacation. In addition to legal holidays observed by the Company, Executive shall be entitled to twenty-five (25) days of paid vacation per year, which vacation days shall accrue and be useable by Executive in accordance with the Company's standard vacation policies. Upon termination of employment, the Company shall promptly pay Executive any accrued and unused vacation days.

5.7
Expenses. During the term of Executive's employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures as reasonably established by the Company.

5.8
Other Benefits. Executive shall be entitled to participate in all of the Company's benefit plans or arrangements, subject to the terms and conditions thereof, as in effect from time to time with respect generally to senior executives, including without limitation the Restoration Savings Plan and the SERP, as referenced in Appendix A; provided, Executive's allowance for perquisites under the applicable perquisite program of the Company shall be in the amount of $50,000 for each fiscal year. The Company shall pay the professional fees and costs incurred by Executive in connection with the negotiation and documentation of his employment arrangements in an amount not to exceed $25,000. In addition, Executive shall receive a company-paid $5,000,000 MetLife Group variable life insurance policy.

6.	Termination.

6.1
Termination for Any Reason. Anything herein to the contrary notwithstanding, the Company may terminate Executive's employment at any time for any reason with or without notice. Executive may voluntarily terminate his employment at any time for any reason after giving the Company not less than sixty (60) days prior notice of such termination. The Term shall terminate upon any such termination of employment.

6.2
Termination Upon Death or Disability. Executive's employment hereunder shall terminate upon his death. In the event that Executive's employment terminates due to his death or Disability, he shall be entitled to (i) his accrued and unpaid Base Salary and accrued and unused vacation, payable not later than the first complete payroll payment date following such termination, (ii) his unreimbursed business expenses incurred prior to such termination, payable in accordance with the policies and procedures applicable under Section 5.7 and (iii) his accrued and

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vested benefits under all employee benefit plans in which Executive is a participant, payable in accordance with the terms of such plans (collectively, Executive's “Accrued Obligations”). Executive shall also be entitled to any unpaid annual and long term cash bonus earned for a completed previous performance period, payable when such bonuses are paid to other senior executives (“Prior Bonus”). Upon payment of such amounts and benefits, the Company shall have no further obligation to Executive. For all purposes under this Agreement, “Disability” shall have the meaning set forth in the Company's Executive Severance Plan (or successor to such plan).

6.3
Termination by the Company For Cause. In the event that the Company terminates Executive's employment for Cause, Executive shall be entitled to his Accrued Obligations. Upon payment of such amounts and benefits, the Company shall have no further obligation to Executive.

6.4	Termination by the Company Without Cause; by Executive for Good Reason.

6.4.1
In the event that the Company involuntarily terminates Executive's employment without Cause (and not due to Disability) or Executive voluntarily terminates his employment for Good Reason, Executive shall be entitled to (i) his Accrued Obligations and any Prior Bonus, (ii) severance in an amount equal to twenty-four (24) months of Executive's Base Salary, payable in regular payroll installments over the twenty-four (24) month period commencing on the date of Executive's termination, (iii) a bonus for the current year based on actual performance under the annual incentive program and a bonus for the calendar year after termination at the Target amount, both payable when annual bonuses are paid to other senior executives, (iv) medical, dental, prescription drug, basic life insurance and employee assistance program benefits for twenty-four (24) months following the date of Executive's termination subject to Executive's payment of any required employee contributions consistent with those contributions required of active employees of the Company (and which benefits shall be coterminous with Executive's entitlement to COBRA health benefits continuation), and (v) outplacement benefits (having a cost not exceeding $50,000); provided, such payments and benefits provided under clauses (ii), (iii), (iv) and (v) shall be subject to Executive entering into a complete release of all claims in the form then applicable for such a termination under the Company's Executive Severance Plan (or any successor to such plan). Upon payment of such amounts and benefits, the Company shall have no further obligation to Executive. All amounts payable under this Section 6.4 shall be in lieu of and not in addition to any amount that otherwise might be payable under the Company's Executive Severance Plan (or successor to such plan) upon such a termination.

6.4.2
For all purposes under this Agreement, “Cause” shall mean and include (i) a willful and material misappropriation of any monies or assets or properties of the Company; (ii) a willful and material breach by Executive of the terms of this Agreement that is demonstrably injurious to the Company and that, if capable of cure, has not been cured within thirty (30) days after written notice to Executive of the breach, which notice shall specify the breach and, if applicable, the nature of conduct necessary to cure such breach; or (iii) the conviction of, or plea of guilty or nolo

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contendre, by Executive to a felony or to any criminal offense involving Executive's moral turpitude.

6.4.3
For all purposes under this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive's consent: (i) any material adverse change by the Company in Executive's title, position, authority or reporting relationships with the Company; (ii) the Company's requirement that Executive relocate to a location in excess of fifty (50) miles from the Company's current office location or from any future office location acceptable to Executive; or (iii) any material breach by the Company of this Agreement which is not cured within thirty (30) days after written notice thereof by Executive to the Company, which notice shall specify the breach and the nature of conduct necessary to cure such breach.

6.5
Termination By Executive Other than for Good Reason. In the event that Executive voluntarily terminates his employment other than due to Disability and other than for Good Reason, he shall be entitled to his Accrued Obligations. Upon payment of such amounts and benefits, the Company shall have no further obligation to Executive.

7.	Confidential Information.

7.1
During the period of Executive's employment and at all times thereafter, Executive shall protect and not disclose Proprietary Information, except as may be required to discharge his duties hereunder or if Executive is required by law, regulation, or court order to disclose any Proprietary Information. “Proprietary Information” is all information, whether or not reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) or maintained in the mind or memory of Executive and whether compiled or created by the Company, any of its subsidiaries or any affiliates of the Company or its subsidiaries (collectively, the “Company Group”), which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, of a proprietary, private, secret or confidential (including, without exception, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, sales strategies, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, trademarks, service marks, copyrights (whether registered or unregistered), artwork, and contacts at or knowledge of customers or prospective customers) nature concerning the Company Group's business, business relationships or financial affairs; provided however, that Proprietary Information shall not include any information that (i) has become generally available to the public other than as a result of a disclosure by Executive, or (ii) was available or became known to Executive prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality from any party to the Company and Executive.

7.2
Executive further agrees that his obligation not to disclose or to use information and materials of the types, and his obligation to return materials and tangible property, set forth in this Section 7 also extends to such types of information, materials and tangible property of customers of the Company Group, consultants

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for the Company, suppliers to the Company, or other third parties who may have disclosed or entrusted the same to the Company or to Executive.

7.3
Executive's obligations under this Section 7 are in addition to, and not in limitation of, all other obligations of confidentiality under the Company's policies, general legal or equitable principles or statutes.

8.	Statements to Third Parties.

8.1
During the period of Executive's employment and at all times thereafter, other than in connection with the performance of his duties hereunder, Executive shall not, directly or indirectly, make or cause to be made any statements, including but not limited to, comments in books or printed media, to any third parties criticizing or disparaging the Company Group or commenting on the character or business reputation of the Company Group and resulting in a material adverse impact upon the Company. Without the prior written consent of the Board, unless otherwise required by law, Executive shall not (i) publicly comment in a manner materially adverse to the Company Group concerning the status, plans or prospects of the business of the Company Group or (ii) publicly comment in a manner materially adverse to the Company Group concerning the status, plans or prospects of any existing, threatened or potential claims or litigation involving the Company Group; provided, nothing herein shall preclude honest and good faith reporting by Executive to appropriate Company or legal enforcement authorities.

8.2
The Company shall instruct its senior executives (other than Executive) that, during the period of Executive's employment and at all times thereafter, other than in connection with the performance of the duties of Company, they shall not, directly or indirectly, make or cause to be made any statements, including but not limited to, comments in books or printed media, to any third parties criticizing or disparaging Executive or commenting on the character or business reputation of Executive, and resulting in a material adverse impact upon Executive. Nothing herein shall preclude honest and good faith reporting by the Company to appropriate legal enforcement authorities.

9.
Non-Competition. For a period commencing on the Effective Date and continuing for twenty-four (24) months following Executive's termination of employment for any reason (the “Restricted Period”), Executive covenants and agrees that Executive shall not, directly or indirectly, engage in any activities on behalf of or have an interest in any Competitor of the Company Group, whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor, or otherwise, other than ownership of less than one percent (1%) of any class of stock in a publicly traded corporation. A “Competitor” is any entity doing business directly or indirectly (as an owner, investor, provider of capital or otherwise) anywhere in the world (the “Territory”) that provides products or services that are the same or similar to the products or services that are being provided by any member of the Company Group at the time of Executive's termination or that were provided by a member of the Company Group during the two-year period prior to Executive's termination of employment. Executive acknowledges and agrees that due to the continually evolving nature of the Company Group's industry, the scope of its business or the identities of Competitors may change over time. Executive further acknowledges and agrees that the Company Group markets its products and services on a worldwide basis, encompassing the Territory and that the restrictions imposed by this covenant, including the geographic scope, are reasonably necessary to protect the Company Group's legitimate interests.

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10.	Non-Solicitation. Executive hereby covenants and agrees that he shall not during the Restricted Period, directly or indirectly, individually or on behalf of any other person or entity:

10.1
Hire or employ or assist in hiring or employing any person who was at any time during the last 6 months of Executive's employment an employee, representative or agent of any member of the Company Group or solicit, aid, induce or attempt to solicit, aid, induce or persuade, directly or indirectly, any person who is an employee, representative, or agent of any member of the Company Group to leave his or her employment with any member of the Company Group to accept employment with any other person or entity provided, however, the foregoing shall not prohibit advertisements for employment placed in newspapers or other media of general circulation to the general public; or

10.2
Solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited during the 180-day period prior to termination of Executive's employment for purposes of business which is competitive to the Company Group within the Territory.

11.
Developments. Executive acknowledges and agrees that he shall make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, mask works, and works of authorship, whether patentable or copyrightable or not, (i) which relate to the Company's business and have heretofore been created, made, conceived or reduced to practice by Executive or under his direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company's business and are created, made, conceived or reduced to practice by Executive or under his direction or jointly with others during his employment with the Company, whether or not during normal working hours or on the premises of the Company (all of the foregoing of which are collectively referred to in this Agreement as “Developments”). Executive further agrees to enter into the Company's standard form of invention and disclosure agreement that is required of all new employees. Executive further agrees to cooperate fully with the Company, both during and his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries) relating to Developments. Executive shall not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation.

12.
Remedies. Executive and the Company agree that the covenants contained in Sections 7, 8, 9, 10 and 11 (the “Covenants”) are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such Covenant is not reasonable in any respect, such court shall have the right, power and authority to sever or modify any provision or provisions of such Covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive's obligations under the Covenants would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive's violation of any Covenant, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or of posting any bond.

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13.
Change in Control. In the event the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason during the period beginning six (6) months prior to a Change in Control and ending upon the third anniversary of such Change in Control, then the Executive shall receive Change in Control related pay and benefits no less favorable than those set forth in the Company's Change in Control Severance Plan in effect as of the Effective Date (current plan is attached as Appendix B); provided, however, that Executive acknowledges that the tax gross-up provisions in the Plan no longer apply and are not included in his benefits. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Company's Change in Control Severance Plan. Notwithstanding the foregoing provisions of this Section 13, if payment becomes required under this Section 13 with respect to a termination of the Executive's employment that occurs prior to the occurrence of a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of its assets (in each case within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)), then so much of the payment due under this Section 13 as equals twenty-four (24) months of Executive’s Base Salary shall be paid in regular payroll installments over the twenty-four (24) month period commencing on the date of Executive’s termination.

14.
Representation; Legal Restrictions. Executive represents and warrants to the Company that Executive is not a party to any contract, agreement or understanding, written or oral, including, without limitation, any agreement containing any non-competition, non-solicitation, confidentiality or other restrictions on your activities, which could prevent Executive from entering into this Agreement or performing all of Executive's duties and obligations hereunder, other than as has been disclosed by Executive.

15.
Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

16.
Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, addressed as set forth above in the case of the Company and, if to the Executive, as set forth in the most recent payroll records of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17.	Miscellaneous.

17.1	The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

17.2
Sections 6 (respecting any termination of employment occurring prior to expiration of the Term), 7, 8, 9, 10, 11, 12, and 13 (and such provisions of Section 17 as are relevant) of this Agreement shall remain in full force and effect and shall survive the termination of Executive's employment and the expiration or other termination of this Agreement.

17.3
Any dispute, controversy or question arising under, out of, or relating to this Agreement (or the breach thereof), or, Executive's employment with the Company or termination thereof, other than those disputes relating to Executive's alleged violations of Sections 7, 8.1, 9, 10 and 11, or the Company's alleged violation of

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Section 8.2, of this Agreement shall be referred for binding arbitration in Toledo, Ohio. Such arbitration shall be conducted in accordance with the National Rules for Resolution of Commercial Disputes of the American Arbitration Association (“Rules”). The parties shall select a neutral arbitrator and this shall be the sole means for resolving such dispute; provided, if the parties are unable to agree to an arbitrator, an arbitrator will be selected in accordance with the Rules. Each party shall be responsible for his or its attorneys' fees and litigation expenses, however, the Company shall pay the costs of the arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 17.3 shall not apply to any action by the Company to enforce Sections 7, 8.1, 9, 10 or 11, or by Executive to enforce Section 8.2, of this Agreement and shall not in any way restrict the Company's remedies under Section 12 of this Agreement.

17.4
It is the intent of the parties that this Agreement be administered so as to comply with Section 409A and all applicable regulations. The parties intend that any payment due hereunder shall be delayed or adjusted as deemed reasonably necessary to avoid the imposition of Section 409A penalties upon Executive. Without limiting the generality of the foregoing and any provision in this Agreement to the contrary notwithstanding, if any portion of the payments or benefits to be received by Executive under this Agreement would be considered deferred compensation under Section 409A, then the following provisions shall apply to the relevant portion:

17.4.1
For purposes of this Agreement, no payment that would otherwise be made and no benefit that would otherwise be provided upon a termination of employment shall be made or provided unless and until such termination of employment is also a “separation from service” (as determined in accordance with Section 409A);

17.4.2
If Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of a separation from service, each portion of such payments and benefits that would otherwise be payable pursuant to this Agreement upon a separation from service during the six (6) month period immediately following the separation from service shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date Executive incurs a separation from service, and (ii) Executive's death (the applicable date, the “Permissible Payment Date”);

17.4.3
With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses shall be reimbursed by the Company within 60 calendar days (or, if applicable, on the Permissible Payment Date) following the date on which the Company receives the applicable invoice from Executive but in no event later than December 31 of the year following the year in which Executive incurs the related expense;

17.4.4
Payments delayed under this Section 17.4 as a result of the application of Section 409A shall not accrue interest. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Executive's right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit; and

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17.4.5	Each payment under this Agreement shall be considered a “separate payment.”

17.4.6
If Executive's termination of employment occurs on or after November 1st of a calendar year, any payment that otherwise would have been paid to Executive between Executive's termination date and the end of the calendar year (and which are contingent upon Executive entering into a complete release of all claims), will be paid to Executive as soon as practicable in the following calendar year and on or before the 90th day following the Termination Date.

17.5
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.6
Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board or a Committee or member thereof as may be duly authorized by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

17.7
This Agreement, and Executive's rights and obligations hereunder, may not be assigned or delegated by him. The Company may assign its rights, and delegate its obligations, hereunder to any subsidiary or affiliate of the Company, or any successor to the Company, specifically including the Covenants. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns. The rights and obligations of Executive under this Agreement shall inure to the benefit of and be binding upon his heirs and legatees.

17.8
This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

17.9
The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof. Words of one gender shall be interpreted to mean words of another gender when necessary to construe this Agreement, and in like manner words in singular may be interpreted to be in the plural, and vice versa. Use of the word “or” shall mean “either or both” and use of the word “including” shall be “without limitation.”

17.10
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.
Dana Holding Corporation
By: /s/ Joseph C. Muscari        /s/ James K. Kamsickas
Joseph C. Muscari         James K. Kamsickas
Chairman

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Appendix A
Term Sheet

Jim Kamsickas		Page 1
CEO Summary Term Sheet

Base Pay	$1,100,000
Annual Incentive (110%)	$1,210,000
Individual Incentive +30% to -30% (+15%)	$165,000
Long Term Incentive (425%)	$4,675,000
Stock: 50% RSUs
50% Performance Shares
3 Year Cliff Vesting
Performance Shares Max Payout of 200%

	$7,150,000

Annual Perq Allowance	$50,000
Annual Executive Physical	$2,500
(No Tax Gross up)

	$52,500

Fixed Contribution (3.5%)	$86,625
(3.5% of Base Pay & Bonus)
Matching Contribution (4.0% max)	$99,000	(Max)
(0% to 4% of Base Pay & Bonus)
Need to contribute 5% ofpay to get Max
	$185,625

Fixed Credit (3.5%)	86,625
(3.5% of Base Pay & Bonus)
Performance Credit (0 -4.0% max)	$99,000	(Max)
[0% to 4% of base pay & bonus (based on Company financial results)]
5 Year Vesting
	$185,625

	$371,250

	$7,573,750

Jim Kamsickas		Page 2
CEO Summary Term Sheet

Sign on Award - cash	$1,000,000
$500,000 on signing - cash
$500,000 on 1st anniversary - cash

$5.0 million of stock over 3 years - Immedidate Vesting Each Year	$5,000,000
1.5 million on 1st anniversary
1.75 million on 2nd anniversary
1.75 million on 3rd anniversay

	$6,000,000

Appendix B
Change in Control Severance Plan
DANA HOLDING CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN

INTRODUCTION

Dana Holding Corporation, a Delaware corporation (the "Company") adopted the Dana Holding Corporation Change in Control Severance Plan (the "Original Plan"), effective as of June 18, 2008 for the benefit of certain designated employees. The Original Plan expired by its terms effective June 18, 2013. Effective June 18, 2013, the Company adopted a new Dana Holding Corporation Change in Control Severance Plan as set forth herein (as it may be amended from time to time, the “Plan”) for the benefit of certain designated employees.
Designated Employees (each a “Designated Employee”) are defined as those salaried employees of the Company or any subsidiary or division of the Company who are designated by the Chief Administrative Officer as participants in the Plan. Such designation may be modified from time to time prior to an event constituting a Change in Control (subject to the provisions of Article III).
The Plan also provides severance pay benefits to Designated Employees (a) who are active employees of Dana Holding Corporation or one of its subsidiaries or divisions on the date immediately preceding the date on which a Change in Control occurs and (b) whose employment is terminated in a Qualifying Termination (as defined in Section 1.17).

The Company considers it to be in the best interests of its stockholders to take reasonable steps to retain its key management personnel. Further, the Board of Directors of the Company (the "Board") recognizes that the uncertainty and questions that arise after a change in the executive leadership of the Company could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key management team to their assigned duties in the event of a Change in Control.

ARTICLE I
DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

1.1    "Accounting Firm" shall mean PricewaterhouseCoopers or, if such firm is unable or unwilling to perform the calculations required under this Plan, such other national accounting firm as shall be designated by agreement between the Designed Employee and the Company.

1.2    "Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

1.3    “Beneficial Owner” or “Beneficially Owned” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.4    "Board" shall mean the board of directors of the Company.

1.5    “Cause” shall mean a Designated Employee’s (i) willful and continued failure to perform substantially the duties owed to the Company or its affiliates (other than a failure resulting from the Designated Employee's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered specifically identifying the nature of such unacceptable performance; (ii) conviction of, or plea of guilty, or nolo contendere, to the charge of having committed a felony or any other criminal charge involving fraud, moral turpitude, embezzlement or theft (whether or not such conviction is later reversed for any reason); (iii) material violation of the Company’s standards of business conduct or other Company policies applicable to Company employees that warrants termination; (iv) abuse of alcohol or either prescription or illegal drugs substantially affecting work performance; (v) conduct that constitutes gross misconduct in the performance of his employment duties, including, but not limited to any act of dishonesty or knowing or willful breach of fiduciary duty that is intended to result in personal enrichment or gain at the expense of the Company or any of its affiliates or subsidiaries; or (vi) deliberate, willful or intentional act that causes substantial harm, loss or injury to the Company or any Affiliate.

The Committee, as hereinafter defined, shall make the determination as to whether the termination is for Cause and such determination shall be binding, final and conclusive on all concerned.

1.6    [Intentionally Omitted]

1.7    "Change in Control” shall mean the first to occur of any of the following events:

(a)    any Person is or becomes (other than in connection with a transaction described in clause (i) or (ii) of subsection (c)) the beneficial owner (within the meaning of Rule 13d-3 of the Securities and Exchange Commission promulgated under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)    individuals who on the Effective Date constitute the Board, and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of Directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c)    consummation of a merger or consolidation of the Company or any direct or indirect parent or subsidiary of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or direct or indirect parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or direct or direct parent thereof outstanding immediately after such merger or consolidation, (ii) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of the Company or the entity surviving such merger or consolidation or (B) if there is no such parent, of the Company or such surviving entity, or (iii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(d)    the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale, disposition or long-term lease by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (1) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions, and (2) unless the applicable event also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

1.8    “Change in Control Date" shall mean the date on which the Change in Control occurs. Notwithstanding the first sentence of this definition, if a Designated Employee's employment with the Company terminates prior to the Change in Control Date and it is reasonably demonstrated that such termination (a) was at the request of the third party who has taken steps reasonably calculated to effect the Change in Control or (b) otherwise arose in connection with or in anticipation of the Change in Control, then "Change in Control Date" shall mean the date immediately prior to the date of such Designated Employee's termination of employment.

1.9    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

1.10    “Company” shall mean Dana Holding Corporation, a Delaware Corporation, and its successors.

1.11     “Disability” shall mean the absence of a Designated Employee from the Designated Employee’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Designated Employee or the Designated Employee’s legal representative.

1.12     “Effective Date” shall mean June 18, 2013.

1.13    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.14    “Good Reason" shall mean a Designed Employee's resignation of employment without the express written consent of the Designated Employee during the Term as a result of any one of the following:

(a)
a meaningful and detrimental alteration in such Designated Employee's position, titles, or the nature or status of responsibilities (including reporting responsibilities) from those in effect immediately prior to the Change in Control Date provided, however, that this Section 1.14 shall not apply to Tier 3 Employees and, notwithstanding the foregoing, in no event shall a termination of employment pursuant to this Section 1.14 be considered to be for “Good Reason” if, (x) such assignment, action or change results from the Designated Employee’s termination of employment for Cause, or from the Designated Employee’s Disability or death or (y) at the time of the termination, the Designated Employee shall have had a position with a title, level of duties and responsibilities substantially similar to the Designated Employee’s title, duties and responsibilities immediately prior to the Change in Control (disregarding any changes as a result of the Company no longer being publicly traded or becoming a subsidiary, and any changes to conform titles to those of equivalent positions in an affiliate of the Company);

(b)
a reduction by the Company in such Designed Employee's Annual Base Salary as in effect immediately prior to the Change in Control Date or as the same may be increased from time to time thereafter; a failure by the Company to increase such Designated Employee's salary at a rate commensurate with that of other similarly situated key executives of the Company; or a reduction in the target incentive opportunity percentage used to determine such Designated Employee's Target Bonus below the percentage in effect immediately prior to the Change in Control Date;

(c)
the failure by the Company to continue to provide such Designated Employee with benefits at least as favorable in the aggregate to those enjoyed by such Designated Employee under the Company’s retirement, savings, life insurance, medical, health and accident, disability, and fringe benefit plans and programs in which such Designated Employee participated in immediately prior to the Change in Control Date; or the failure by the Company to provide such Designated Employee with the number of paid vacation days to which he or she was entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control;

(d)	the failure by the Company to pay or provide to such Designated Employee with any material item of compensation or benefits promptly when due;

(e)
the failure of the Company to obtain an express written agreement from any successor to assume and agree to perform the obligations of this Plan, as contemplated in this Section 1.14 hereof or, if the business for which such Designated Employee's services are principally performed is sold at any time after a Change in Control, the failure of the Company to obtain such an agreement from the purchaser of such business;

(f)	if the employee has a separate severance agreement, then the occurrence of any event that constitutes good reason under such agreement; and

(g)	any other action or inaction that constitutes a material breach by the Company of the Plan or of an employment agreement between the Company and the Designated Employee.

provided, however, that an event described above in clause (a), (b), (c), (d), or (f), shall not constitute Good Reason unless it is communicated by such Designated Employee to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to such Designated Employee (including full retroactive correction with respect to any monetary matter) within ten (10) days of the Company's receipt of such written notice.

The Designated Employee’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (g) shall not affect the Designated Employee’s ability to resign employment for Good Reason. The Designated Employee shall not be deemed to have waived a claim of Good Reason as a result of the passage of no more than one hundred eighty (180) days between the Designated Employee’s knowledge of the occurrence of the event which would constitute Good Reason and the assertion of such claim.

Notwithstanding the foregoing or anything to the contrary contained herein, any event described in clauses (a) through (g) above that occurs prior to a Change in Control ("Potential Good Reason Event") and the Designated Employee reasonably demonstrates that such event was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control within six (6) months following such Potential Good Reason Event, shall be deemed for purposes of this Plan to constitute Good Reason event occurring on the date of the Change in Control. If such Covered Employee terminated his employment prior to the Change in Control due to such event, but would have been a Designated Employee had his employment continued until the Change in Control, such former employee shall be deemed a Designated Employee who has a Qualifying Termination on the date of the Change in Control and the Designated Employee’s Annual Base Salary and Target Bonus shall be determined as in effect immediately prior to the Potential Good Reason Event.

1.15     [Intentionally Omitted]

1.16    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.17    “Qualifying Termination” shall mean: (i) a Designated Employee’s involuntary termination of employment with the Company during the Term other than a termination by reason of death, Disability or for Cause or (ii) a Designated Employee's resignation of employment with the Company during the Term for Good Reason.

1.18     "Term" shall mean the period of time representing a Designated Employee's employment that commences on the Change in Control Date and shall continue until a date that is: (a) 36 months after the Change in Control Date in the case of the Tier 1 Employee of the Company; and (b) 24 months for all other participants under the Plan.

1.19    "Tier 1 Employee" shall mean the Chief Executive Officer of the Company.

1.20    “Tier 2 Employee” shall mean each Designated Employee of the Company who is identified by the Company as a Tier 2 employee.

1.21    “Tier 3 Employee” shall mean each Designated Employee of the Company who is identified by the Company as a Tier 3 employee.

ARTICLE II
EMPLOYMENT DURING THE TERM

During the Term, the following terms and conditions shall apply to a Designated Employee’s employment with the Company:

2.1    Titles; Reporting and Duties. A Designated Employee's position, title, nature and status of responsibilities and reporting obligations shall be no less favorable than those that such Designated Employee enjoyed immediately prior to the Change in Control Date.

2.2    Annual Base Salary. A Designated Employee's Annual Base Salary will be reviewed and increased in a manner commensurate with similarly situated employees.

2.3    Incentive Compensation. A Designated Employee shall be eligible to participate in each long-term incentive plan or arrangement established by the Company for its employees at such Designated Employee's level of seniority in accordance with the terms and provisions of such plan or arrangement and at a level consistent with the Company's practices applicable to each Designated Employee prior to the Change in Control Date.

2.4     Benefits. A Designated Employee shall be eligible to participate in all retirement, welfare and fringe benefit plans and arrangements that the Company provides to its employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to such Designated Employee, in the aggregate, than the terms and provisions available to other similarly situated employees of the Company.

2.5     Location. A Designated Employee shall continue to be employed at a business location in the metropolitan area in which such Designated Employee was employed prior to the Change in Control Date and the amount of time that such Designated Employee is required to travel for business purposes will not be increased in any significant respect from the amount of business travel required of such Designated Employee prior to the Change in Control Date.

ARTICLE III
SEVERANCE PAY FOR DESIGNATED EMPLOYEES

In the event of a Designated Employee's Qualifying Termination, the terminated Designated Employee shall be entitled to the following:

3.1    Payment of Wages and Accrued Vacation. The Company shall pay to such terminated Designated Employee within five (5) days of the date of such Qualifying Termination the full amount of any earned but unpaid Annual Base Salary through the Date of Termination at the rate in effect at the time of the Notice of Termination, plus a cash payment (calculated on the basis of such Designated Employee's Reference Salary) for all unused vacation time which such Designated Employee may have accrued as of the Date of Termination.

3.2    Payment of Cash Severance. Provided the Designated Employee’s Release and Covenant has been timely executed in the manner provided in Article X and the period of revocation has expired, the terminated Designated Employee will receive the following cash benefits:

(a)    Annual Incentive Award. The Company shall pay to such terminated Designated Employee a pro rata portion of the Designated Employee's award under the Annual Incentive Plan (or any successor plan) for the year in which such Qualifying Termination occurs, equal to the product of (x) the Designated Employee’s Target Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of the Designated Employee’s Qualifying Termination, and the denominator of which is three hundred sixty five (365), calculated based on actual performance results as of the date of the Change in Control, plus the full amount of any bonus that the Designated Employee earned for the year prior to the year in which the Qualifying Termination occurs based on actual Company and individual performance, to the extent such bonus has not been paid prior to the Date of Termination. Except as otherwise provided in Sections 3.2(f) through (i) and 4.5 below, these cash payments will be made in a lump sum on the day following the Release Effective Date.

(b)    Separation Payment.    In addition, the Company shall pay to such terminated Designated Employee an amount equal to the Separation Payment as set forth in the table below based on the greater of the annual base salary of the Designated Employee in effect as of (i) the date that the Change in Control occurs or (ii) the date of the Designated Employee’s Qualifying Termination (the “Annual Base Salary”) and, if applicable, the target annual bonus in effect for such Designated Employee under the Company’s Annual Incentive Plan (or any successor plan) or such other Company annual bonus plan (the “Company Bonus Plan”) in which such Designated Employee participates as of the date of the Designated Employee’s Qualifying Termination or, if more beneficial to the Designated Employee, on the date of the Change in Control (the “Target Bonus”), as indicated on the following table, based on a Designated Employee’s “Designated Employee Category:”

Designated Employee Category	Severance Formula (Severance Period)
Tier 1 Employee	The sum of the Annual Base Salary and the Target Bonus multiplied by 3.
Tier 2 Employees	The sum of the Annual Base Salary and the Target Bonus multiplied by 2.
Tier 3 Employees	The sum of the Annual Base Salary and the Target Bonus

(c)     Medical Coverage Payment. In addition, the Company shall pay to such Designated Employee a lump sum cash amount equal to the product of (i) the number of months of salary continuation to which such terminated Designated Employee is entitled pursuant to the provisions of Section 3.2(b) minus the number of months of COBRA subsidy the Designated Employee is entitled to receive under the Company’s Separation Pay Plan, and (ii) the COBRA premium applicable to the terminated Designated Employee on his Termination of Employment, provided, however, the terminated Designated Employee is not required to apply the Medical Coverage Payment towards the payment of COBRA continuation coverage. Subject to Section 4.5, payment shall be made within 60 days of the Release Effective Date.

(d)    Vesting and Exercise of Equity Awards. Provided the Designated Employee’s Release and Covenant as set forth in the Exhibit has been timely executed and the period of revocation has expired, notwithstanding anything to the contrary contained in an applicable equity award agreement, all equity awards held by a terminated Designated Employee shall vest in full and, as applicable, shall become fully exercisable, as of the Date of Termination, except as otherwise provided in Sections 3.2(f) through (i) and 4.5 below. Notwithstanding anything in this Plan to the contrary, in no event shall the vesting and exercisability provisions applicable to a terminated Designated Employee under the terms of an Equity Award be less favorable to such Designated Employee than the terms and provisions of such awards in effect on the Change in Control Date.

(d)    Vesting of Performance Awards. Subject to execution of the Release and Covenant set forth in Exhibit A and the expiration of the revocation period of such Release and notwithstanding anything to the contrary contained in an applicable Performance Award agreement, and except as otherwise provided in Sections 3.2(f) through (i) and 4.5 below, with respect to performance awards, the actual award credited to the terminated Designated Employee under the Company’s long-term incentive plan shall vest in full as of the Date of Termination. Notwithstanding anything in this Plan to the contrary, in no event shall the vesting and exercisability provisions applicable to a terminated Designated Employee under the terms of a Performance Awards agreement be less favorable to such Designated Employee than the terms and provisions of such awards in effect on the Change in Control Date.

(e)     Out-Placement Services. Provided the Designated Employee’s Release and Covenant as set forth in Exhibit A attached hereto has been timely executed and the period of revocation has expired, the Company shall, in the discretion of the Committee, as defined below, (i) reimburse the Designated Employee for or (ii) pay directly to a third-party service provider selected by the Committee, the Designated Employee’s reasonable costs of outplacement services, subject to the maximum amount set forth in the table below:

Designated Employee Category		Maximum Benefit
	a)	b)
Tier 1 Employee	c)	$50,000
Tier 2 Employees	d)	$25,000
Tier 3 Employees	e)	$15,000

(f)    Reduction of Certain Payments.

f)    (i)    Anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm shall determine that receipt of all Payments would subject the Designated Employee to Excise Tax, the Accounting Firm shall determine whether to reduce the Plan Payments to the Reduced Amount. The Plan Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Designated Employee would retain a greater value of benefit on an after-tax basis than if the Plan Payments were not so reduced. If such a determination is not made, the Designated Employee shall receive all Plan Payments to which he or she is entitled under this Plan.

g)    (ii)    If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Reduced Amount, the Company shall promptly give the Designated Employee notice to that effect and a copy of the detailed calculation thereof, and the Company shall determine which of the Plan Payments shall be eliminated or reduced (as long as after such election the Value of the aggregate Plan Payments equals the Reduced Amount) and shall notify the Designated Employee promptly of such election. All determinations made by the Accounting Firm under this Section 3.2(i) and shall be binding upon the Company and the Designated Employee and shall be made within sixty (60) days of a termination of employment of the Designated Employee. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Designated Employee such Plan Payments as are then due to the Designated Employee under this Plan and shall promptly pay to or distribute for the benefit of the Designated Employee in the future such Plan Payments as become due to the Tier Employee under this Plan.

(j)    Definitions. The following terms shall have the following meanings for purposes of Sections 3.2(f):

i.	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax;

ii.
A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Designated Employee, whether paid or payable pursuant to this Plan or otherwise;

iii.	“Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section);

iv.	[Intentionally Omitted];

v.
“Reduced Amount” shall mean the greatest amount of Plan Payments which can be paid pursuant to Section 2(e)(i) above that would not result in the imposition of Excise Tax if the Accounting Firm determines to reduce Plan Payments pursuant to such Section;

vi.
“Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change in Control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

ARTICLE IV
LIMITATION ON PAYMENT OF BENEFITS.

4.1    Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance plan and/or retention agreement benefits provided by the Company and the severance benefits and other benefits provided under this Plan shall be reduced by any severance paid or provided to a Designated Employee by the Company under any other plan or arrangement.

4.2    Indebtedness of Designated Employee. If a Designated Employee is indebted to the Company at his or her Date of Termination, the Company reserves the right to offset any benefits under this Plan by the amount of such indebtedness, provided that such offset shall not give rise to any tax under Section 409A of the Code.

4.3     Withholding. Amounts paid to a Designated Employee hereunder shall be subject to all applicable federal, state and local withholding taxes and other standard Company deductions.

4.4     Waiver of Any Other Company Retention/Severance Agreement. A terminated Designated Employee may elect, in his or her sole discretion, to waive each and every prior retention and/or severance agreement entered into between a Participating Company and such terminated Designated Employee in order to participate and receive the severance benefits provided under this Plan. Such waiver shall be in writing in such form as may reasonably be specified by the Committee and shall be filed with the Company in accordance with such rules and procedures as may be reasonably established by the Committee.

4.5     Application of Section 409A. The intent of the Company is that payments and benefits under the Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything to the contrary in the other provisions of the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Designated Employee shall not be considered to have terminated employment or service with the Company or its Affiliates for purposes of the Plan and no payment or benefit shall be due to the Designated Employee under the Plan until the Designated Employee would be considered to have incurred a “separation from service” from the Company or its Affiliates within the meaning of Section 409A of the Code, and to the extent that any amounts are payable upon a separation from service and such payment would result in the imposition on any individual of additional income tax under Section 409A of the Code, the payment of such amounts shall instead be made on the first business day after the date that is six months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided pursuant to the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. With respect to amounts eligible for reimbursement under the terms of the Plan, the amount eligible for reimbursement in any taxable year shall not affect the amounts eligible for reimbursement in another taxable year and any such amounts shall be reimbursed no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

ARTICLE V
ADMINISTRATION, AMENDMENT AND TERMINATION; TERM

5.1     Administration by the Committee. The Plan shall be administered by the Committee.

5.2     Committee Members.      The "Committee" shall be composed of those individuals at the Company who hold the titles of Senior Vice President and General Counsel, and Chief Administrative Officer, or titles functionally equivalent thereto, and another employee of the Company as shall be appointed by the Board (“Committee Members“). The designation of an individual as holding such title or position shall constitute automatic appointment to the Committee and the resignation or other termination of employment or change to a different position by a Committee member shall constitute automatic resignation from the Committee.
Notwithstanding the foregoing, upon a Change in Control, a majority of the Committee Members shall be comprised of persons who were members of the Committee prior to the Change in Control or who are elected to serve as additional members as provided below. This shall be accomplished by retaining a majority of those persons who were Committee Members prior to the Change in Control, regardless of whether such members' job titles have changed or they would otherwise be deemed to have automatically resigned their membership on the Committee. In the event that a majority of the members of the Committee prior to the Change in Control are unwilling or unable to continue to serve as members of the Committee, the members of the Committee shall, by majority vote, elect sufficient additional members who were employed by the Company a minimum of five (5) years prior to the Change in Control (“Dana Members”), so that a majority of the Committee Members are either Committee Members prior to the Change in Control or Dana Members.

5.3     Compensation, Indemnification and Expenses. The Committee Members shall not receive compensation for their services on the Committee. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member's own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

5.4      Committee Powers and Responsibilities. The Committee shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority in its discretion to:

(a)     Construe the Plan to determine all questions that shall arise as to interpretations of the Plan's provisions, including determination of which individuals are eligible for severance benefits, the amount of severance benefits to which any employee may be entitled, the determination of which type of Designated Employee any individual is (i.e., Tier 1 Employee, a Gross-Up Employee or a Tier 3 Employee) and all other matters pertaining to the Plan;

(b)     Adopt amendments to the Plan document which are deemed necessary or desirable bring these documents into compliance with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder; and

(c)     Establish procedures for determining who the Dana Members of the Committee shall be after a Change in Control and/or for electing Dana Members of the Committee pursuant to Article VI (b). For purposes of this Section 5.4(c), only those persons who were members of the Committee prior to the Change in Control shall be authorized to vote.

(d)    No member of the Committee may act or vote in a decision of the Committee specifically relating to himself or herself as a Designated Employee in the Plan.

5.5    Decisions of the Committee. Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Designated Employees and their legal representatives. Any discretion granted to the Committee shall be exercised in accordance with such rules and policies as may be established by the Committee from time to time.

5.6    Plan Amendment. The Plan may be amended by the Committee as provided by Section 5.4(b) and may also be amended by resolution of the Board of Directors of the Company: (i) for the purposes specified in Section 5.4(b), (ii) to increase the amount and/or type of severance benefits provided by the Plan, and (iii) to extend the Plan termination date as provided in Section 5.7. Except as otherwise provided in this Section 5.6, the Plan may not be amended prior to its termination, or, in the event the Plan is extended as provided in this Section 5.6, the date on which it would have terminated under Section 5.7 had it not been extended.

5.7     Plan Termination. This Plan shall terminate automatically five (5) years from the Effective Date unless extended by the Company or unless a Change in Control shall have occurred prior thereto, in which case the Plan shall terminate following the later of the date which is at least thirty-six (36) months after the Change in Control Date or the payment of all severance benefits due under the Plan.

ARTICLE VI
CLAIMS FOR BENEFITS

Any person who believes he or she is entitled to benefits under this Plan may submit a claim for benefits. The claim must be in writing and should state the claimant's reasons for claiming these benefits. The claims should be sent to the Change in Control Severance Plan Administrative Committee of Dana Holding Company. If the claim is denied, in whole or in part, written notice of the denial will be provided within ninety (90) days of initial receipt of the claim. Such notice will include an explanation of the factors on which the denial is based and what, if any, additional information is needed to support the claim. Further review of the claim may be obtained by filing a written request for review. An individual whose claim for benefits is denied may file a request for review with the Committee within sixty (60) days. After receiving a request for review, the Committee will render a final decision within sixty (60) days, unless circumstances require an extension of an additional sixty (60) days for the review. In this case, the Committee will notify the claimant in writing of the need for an extension. The Committee's decision will be in writing, setting forth the specific reasons for the decision, as well as specific references to the Plan provisions upon which the decision is based.

ARTICLE VII
LEGAL FEES AND EXPENSES

The Company shall pay all reasonable legal fees and disbursements (if any) which reflect common practice with respect to the matters involved) incurred by or on behalf of any Designated Employee in connection with claims or disputes under this Plan, if the Designated Employee is the prevailing party on any material issue in any such dispute. The reimbursement shall be made as soon as practicable following the resolution of such claim or dispute to the extent that the Company receives reasonable written evidence of such fees and expenses.

ARTICLE VIII
MISCELLANEOUS

8.1     No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing in this Plan shall be construed as giving any Designated Employee any right to be retained in the employ of the Company or shall affect the terms and conditions of a Designated Employee's employment with the Company prior to the commencement of the Term.

8.2     ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a "top-hat" plan maintained for the benefit of a select group of management or highly compensated employees of the Company.

8.3     Effect of Plan. Except with respect to Designated Employees who have individual written employment, severance or Change in Control contracts or agreements with the Company on the Effective Date ("Individual Agreements"), this Plan is intended to supersede provisions of prior oral or written policies of the Employer to the extent that such provisions address severance payments or benefits provided upon a Change in Control and all prior oral or written communications to Designated Employees with respect to the subject matter hereof, and all such provisions of such prior policies or communications are hereby null and void and of no further force and effect. The terms of all Individual Agreements shall continue without change and are not superseded, modified, voided or terminated by the Plan.

8.4     Source of Payments. All payments provided under this Plan, other than payments made pursuant to any other Company employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

8.5    Date and Notice of Termination. Any termination of a Designated Employee's employment by the Company or by such Designated Employee during the Term shall be communicated by a notice of termination to the other party hereto (the "Notice of Termination"). The Notice of Termination shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Designated Employee's employment under the provision so indicated. The date of a Designated Employee's termination of employment with the Company shall be determined as follows: (a) if employment is terminated by the Company in an Qualifying Termination, five (5) days after the date the Notice of Termination is provided by the Company, (b) if employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or ten (10) days following the date such notice is received by the Designated Employee, and (c) if the basis of a Designated Employee's Qualifying Termination is such the Designated Employee's resignation for Good Reason, the Date of Termination shall be ten (10) days after the date such Designated Employee's Notice of Termination is received by the Company.

8.6     No Mitigation or Retirement Plan Offset. A terminated Designated Employee shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced (except as set forth in Sections 3.2(f) or 3.2(i) above) by any compensation earned by such a terminated Designated Employee as the result of employment by another employer or by retirement benefits paid by the Company or another employer after the Date of Termination or otherwise.

    8.7    Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the Change in Control Severance Plan Administrative Committee, Dana Holding Corporation, 3939 Technology Drive, Toledo, OH 43537, with a copy to the General Counsel of the Company, or to a Designated Employee at the address set forth in the Company's payroll records or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.8     Nonalienation of Benefits. No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any Designated Employee or subject to any legal process for the payment of any claim against a Designated Employee.
8.9    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

8.10     Headings. The headings contained in this Plan are intended solely for convenience of reference and shall not affect the rights of the parties to this Plan.

8.11     Resolution of Disputes; Choice of Forum. The parties agree that any dispute, controversy or claim arising out of or relating to this Plan shall be resolved by final and binding arbitration, enforceable under the Federal Arbitration Act, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All such disputes, controversies or claims shall be determined by a panel of three arbitrators selected in accordance with the rules of the American Arbitration Association and the arbitration shall be conducted in the City of Toledo, State of Ohio. The provisions of Section 8.1 shall apply to disputes submitted to arbitration, provided that the Company shall be responsible for all expenses of the arbitration proceeding. This Section 8.11 shall, along with Section 8.1 survive the termination of this Plan for any reason.

ARTICLE IX
SUCCESSORS; BINDING AGREEMENT

9.1     Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however , that no such assumption shall relieve the Company of its obligations hereunder. As used in this Section 9, the "Company" shall include the Company as defined in Section 1.10 and any successor to its business and/or assets which assumes and agrees to perform the obligations arising under this Plan by operation of law or otherwise.

9.2         Enforceability; Beneficiaries. This Plan shall be binding upon and inure to the benefit of each Designated Employee (and such Designated Employee's personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the stock, assets or business of the Company or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Plan shall inure to the benefit of and be enforceable by each Designated Employee' personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Designated Employee should die while any amount would still be payable hereunder if such Designated Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Designated Employee’s devisee, legatee or other designee or, if there is no such designee, to such Designated Employee's estate.

ARTICLE X
RELEASE OF CLAIMS

As a condition to the receipt of any severance benefits under the Plan, each Designated Employee must execute and allow to become effective the Release and Covenant as set forth in Exhibit A attached hereto with such execution occurring not prior to the Date of Termination and not later than forty-five (45) days after the Designated Employee's receipt thereof. The date on which such Release and Covenant becomes effective is the "Release Effective Date". No severance benefits shall be paid to a Designated Employee under this Plan prior to the Release Effective Date.

Approved and Adopted by the Board of Directors on April 22, 2013

EXHIBIT A

FORM OF RELEASE AND COVENANT AGREEMENT

This Release and Covenant Agreement (“Agreement”) is entered into as of this ______day of ________, hereinafter “Execution Date”, by and between [Employee Full Name] (hereinafter “Employee”), and [Employer Full Name] and its parent companies, affiliates, successors and assigns (hereinafter, the “Company”). The Employee and the Company are sometimes collectively referred to as the “Parties”. Capitalized terms that are not defined herein shall have the meaning set forth in the Company’s Change in Control Severance Plan (the “Plan”).

1.
    The Employee’s employment with the Company is terminated effective [Month, Day, Year] (hereinafter “Termination Date”). The Company agrees to provide the Employee the severance benefits provided for in the Plan after he/she executes this Agreement and this Agreement becomes effective pursuant to its terms and does not revoke it as permitted in Section 5 below, the expiration of such revocation period being the “Effective Date”).

2.
    Employee represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his employment with, or resignation from, the Company provided, however, that nothing contained in this Section 2 shall prohibit Employee from bringing a claim to challenge the validity of the ADEA Release in Section 5 herein. In consideration of the benefits described in Section 1, for himself and his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasers”), Employee agrees to release the Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), from any and all claims, charges, complaints, causes of action or demands relating to his employment or termination of employment that Employee and his Releasers now have or have ever had against the Released Parties, whether known or unknown. This Release specifically excludes claims, charges, complaints, causes of action or demand that (a) post-date the Termination Date, (b) relate to unemployment compensation claims, (c) involve rights to benefits in which Employee is vested as of the Termination Date under any employee benefit plans and arrangements of the Company, (d) relate to claims for indemnification by Employee, or (e) involve obligations owed to Employee by the Company under the Plan.

3.
    The Company, on its own behalf and on behalf of the Released Parties, hereby releases Employee from all claims, causes of actions, demands or liabilities which arose against the Employee on or before the time it signs this Agreement, whether known or unknown. This Paragraph, however, does not apply to or adversely affect any claims against Employee which allege or involve obligations owed by him to the Company under this Agreement. The Company will indemnify Employee for reasonable attorneys’ fees, costs and damages which may arise in connection with any proceeding by the Company or any Released Party which is inconsistent with this Release by the Company and the Released Parties.

4.	By virtue of the Employee’s employment with the Company, (i) the Employee was given access to, and helped analyze, formulate or otherwise use, Confidential Information, (ii) the

Employer has devoted substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company's Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Employer, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Employee agrees that (i) the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Employing Companies, he has a duty of fidelity, loyalty, and trust to the Company in safeguarding Confidential Information. The Employee further agrees that he will use his best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Employee, other employees of the Employer, Customers, Prospective Customers, or vendors or suppliers of the Employer, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Employing Companies. The Employee shall follow all Company policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

Under the terms of this Agreement, "Confidential Information" shall mean:

Materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Company's Business that are not generally known or available to the Company's business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or trade secrets of the Employer.

Confidential Information includes, but is not limited to: (i) information about the Employer's employees; (ii) information about the Employer's compensation policies, structure, and implementation; (iii) hardware, software, and computer programs and technology used by Employer; (iv) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (v) strategic, operating, and marketing plans; (vi) lists and databases and other information related to the Employer's vendors; (vii) policies, procedures, practices, and plans related to pricing of products and services; and (viii) information related to the Employer's acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Employer in a manner not available to the public or for a purpose beneficial to the Employer.

The confidentiality obligations contained in this Release and Covenant shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or termination of the Employee's employment with the Employing Companies.

From time to time, the Employer may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not Release the Employee from his obligations with respect to such Confidential Information.

Ownership of Documents and Return of Materials at Termination of Employment.

Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, "Company Documents") that are made or received by the Employee during his employment shall be deemed to be property of the Employer. The Employee shall use Company Documents and information contained therein only in the course of his employment for the Employing Companies and for no other purpose. The Employee shall not use or disclose any Company Documents to anyone except as authorized in the course of his employment and in furtherance of the Company's Business.

Upon Termination of Employment, the Employee shall immediately deliver to Company (with or without request) all Company Documents and all other Employer property in the Employee's possession or under his custody or control.

5.
Employee hereby agrees that he will not engage in Competition in the event of a Qualifying Termination during the twelve (12) months immediately following the Qualifying Termination. The word “Competition” for the purposes of this Agreement shall mean:

(1)    taking a management position with or control of a business engaged in the design, development, manufacture, marketing or distribution of products, which constituted 15% or more of the sales of the Company and its Subsidiaries and Affiliates during the last fiscal year of the Company preceding the termination of the Employee’s employment, in any geographical area in which the Company, its Subsidiaries or Affiliates is at the time engaging in the design, development, manufacture, marketing or distribution of such products; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons, standing alone, be deemed Competition with the Company within the meaning of this Section 5,

(2)    soliciting any person who is a customer of the businesses conducted by the Company, or any business in which Employee has been engaged on behalf of the Corporation and its Subsidiaries or Affiliates at any time during the term of the Plan on behalf of a business described in clause (1) of this Section 5,

(3)    inducing or attempting to persuade any employee of the Company or any of its Subsidiaries or Affiliates to terminate his employment relationship in order to enter into employment with a business described in clause (1) of this Section 5, or

(4)    making or publishing any statement which is, or may reasonably be considered to be, disparaging of the Company or any of its Subsidiaries or Affiliates, or directors, officers, employees or the operations or products of the Company or any of its Subsidiaries or Affiliates, except to the extent Employee, during Employee’s employment with the Company, makes the statement to employees or other representatives of the Company or any of its Subsidiaries or Affiliates in furtherance of the Company’s business and the performance of his services hereunder.

6.
    In further recognition of the severance payment made to Employee, Employee hereby voluntarily and knowingly releases and waives all rights or claims that he/she may have against the Released Parties arising under Title VII of the Civil Rights act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Americans with Disabilities Act, as amended, the Family Medical Leave Act, or any parallel federal or state statute, ordinance or court decision and claims for attorneys fees and costs other than any such rights or claims that may arise after the date of execution of this Release. Employee specifically agrees and acknowledges that: (A) the release in this Section 6 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (C) the Company has given him/her a period of up to twenty-one (21) days within which to consider this Agreement, which period shall be waived by the Employee’s voluntary execution prior to the expiration of the twenty-one day period, and he/she has carefully read and voluntarily signed this Agreement with the intent of releasing the Released Parties to the extent set forth herein; and (D) following his/her execution of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 6 only and that, if he/she chooses not to so revoke, the Agreement in this Section 6 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Agreement and the Plan. To cancel this Agreement, Employee understands that he/she must give a written revocation to the General Counsel of the Company at [    ], either by hand delivery or certified mail within the seven-day period. If he/she rescinds the Agreement, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]

7.
    If any provision of this Agreement is held invalid, the invalidity of such provision shall not affect any other provisions of this Agreement. This Agreement is governed by, and construed and interpreted in accordance with the laws of the State of [    ], without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of [    ] for disputes arising under this Agreement. This Agreement represents the entire understanding with the Parties with respect to subject matter herein, and no other inducements or representations have been made or relied upon by the Parties. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs and legal representatives, and the Company and its successors as provided in this Section 7. Any modification of this Agreement must be made in writing and be signed by Employee and the Company.

ACCEPTED AND AGREED TO:
_________________________________     __________________________________
[Employer Full Name]                [Employee Full Name]

Dated:____________________________    Dated:_____________________________